Exhibit 99.1

Misonix, Inc. Announces Second Quarter

Fiscal Year 2016 Financial Results

Six-Month Net Revenue up 11%;

Six-Month BoneScalpel® Revenue up 17%;

Q2 U.S. BoneScalpel units placed increase 30%

Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – February 9, 2016 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull-based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the second quarter and the first half of fiscal year 2016 ended December 31, 2015.

Highlights for the second quarter and first half of fiscal 2016:

•	Net sales for second quarter fiscal 2016 totaled $6.0 million compared to $5.6 million for the same period in fiscal 2015, an 8% increase. For the six-month period, revenue increased 11% versus the first half of fiscal 2015.

•	BoneScalpel revenue worldwide increased 8% to $3.2 million versus $3.0 million in the second quarter of fiscal 2015. For the six-month period, BoneScalpel revenue worldwide increased 17% versus the comparable period in fiscal 2015.

•	BoneScalpel units sold or consigned in the U.S. during the second quarter fiscal 2016 totaled 35 compared to 27 systems; an increase of 30%. For the six-month period BoneScalpel units sold or consigned in the U.S. totaled 56 compared to 45 in the first half of 2015; an increase of 24%.

•	BoneScalpel revenue in the United States increased 13% to $1.9 million in the second quarter fiscal 2016 compared to $1.7 during second quarter fiscal 2015. For the six-month period, U.S. BoneScalpel revenue increased 33% to $3.7 million.

•	SonicOne®OR worldwide revenue increased 64% to $745,000 versus $453,000 in the second quarter of fiscal 2015. For the six-month period, SonicOne OR worldwide revenue increased 78% to $1.4 million.

•	Recurring revenue – comprised of BoneScalpel, SonaStar® and SonicOne disposables sales – increased to $3.8 million, or 63% of total second quarter fiscal 2016 revenue, compared to $3.3 million or 59% for the same period in fiscal 2015.

•	Recurring revenue for the six months ended December 31, 2015 increased to $7.4 million, or 66% of total revenue compared to $5.7 million, or 57% of total revenue for the six-month period ending December 31, 2014.

Second Quarter Fiscal 2016 Financial Results

Total revenue for the three months ended December 31, 2015 was $6.0 million, an 8% increase, compared to $5.6 million for the same period in fiscal 2015. The increase was attributable to an 8% increase in BoneScalpel worldwide revenue to $3.2 million, a 10% increase in SonaStar worldwide revenue to $1.9 million and a 64% increase in SonicOne OR worldwide revenue to $745,000.

There were 35 BoneScalpel units sold or consigned in the U.S. during second quarter fiscal 2016 compared to 27 BoneScalpel units sold or consigned in the U.S. during the second quarter of fiscal 2015.  BoneScalpel revenue in the United States increased 13% to $745,000 during second quarter fiscal 2016 compared to the same period in fiscal 2015. There were 28 SonaStar units sold worldwide during second quarter fiscal 2016 compared to 25 SonaStar units sold during the second quarter of fiscal 2015. SonicOne OR worldwide revenue increased 64% to $745,000 in the second quarter of fiscal 2016 compared to $453,000 in the second quarter of fiscal 2015.

The Company reported net income of approximately $175,000, or $0.02 earnings per diluted share, for second quarter fiscal 2016 compared to a net income of approximately $901,000, or $0.11 earnings per diluted share, for the same period in fiscal 2015.

Six Months Fiscal 2016 Financial Results

Total revenue for the six months ended December 31, 2015 was $11.3 million, an 11% increase, compared to $10.1 million for the same period in fiscal 2015. The increase was attributable to a 17% increase in BoneScalpel worldwide revenue to $6.1 million, a 2% increase in SonaStar worldwide revenue to $3.3 million and a 78% increase in SonicOne OR worldwide revenue to $1.4 million.

The Company reported a net loss of approximately $(45,000), or $(0.01) loss per diluted share, for the six months ended December 31, 2015 compared to net income of approximately $1.3 million, or $0.16 earnings per diluted share, for the same period in fiscal 2015.

Michael A. McManus Jr., President and CEO stated, "We are pleased with the operational and financial performance for the first six months of fiscal 2016. We achieved double-digit revenue growth, with BoneScalpel worldwide revenue increasing 17% and our BoneScalpel recurring revenue component growing to 66% of total revenue for the first half of the fiscal year. We placed 115 BoneScalpel units worldwide during the six months, which sets the stage for continued growth of our recurring revenue in the coming quarters and years. Our razor/razorblade model continues to drive growth.”

“As you know, in the U.S. our model is to consign both BoneScalpel and SonicOne to operating room surgeons,” continued Mr. McManus. “We then sell single use disposables to these customers. As a company with a relatively small but growing market penetration, it is important to get our surgical instruments into the hands of carefully selected surgeons that we know perform high volume procedures that can demonstrate the clinical and economic benefit of our products. When these surgical instruments are placed, there is no revenue generated at that time. As a result, we look at our disposables revenue, and its growth, as an important indicator of the success of our business model. We are pleased that BoneScalpel unit placement and sales in the U.S. increased by 24% for the six month-period while revenue from disposables increased to 66% of total revenue.

“When we look at total revenue for the Company, which includes sales to non-stocking distributors around the world, revenue increased by 11% over the first six months of fiscal 2016.

“International sales during the first six months of fiscal 2016 were adversely affected by lower sales to China and Russia. This impact is generally consistent with that experienced by other companies that operate in those markets. Excluding sales to China and Russia, our International business grew 31% compared to the six months ended December 31, 2014. In talking with our distributors we expect to see business in both China and Russia pick up.”

Mr. McManus concluded, "As we progress into the second half of the fiscal year, the financial condition of the Company continues to be very solid. We maintain a strong cash position of $9.6 million, we carry no long-term debt, and we continue to fund operations from internally generated cash flow. We look forward to continuing to drive solid operational and financial results throughout the rest of fiscal 2016."

Conference Call

The Company has scheduled a conference call for Tuesday, February 9, 2016, at 4:30 pm ET to review the results.

Interested parties can access the conference call by dialing (844) 861-5497 or (412) 317-6579 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10079826. A webcast replay will be available in the Investor Relations section of the Company’s website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually, Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

MISONIX, INC. And Subsidiaries

 Consolidated Balance Sheets

Unaudited

	December 31, 2015	June 30, 2015

Assets
Current Assets:
Cash and cash equivalents	$9,557,755	$9,623,749
Accounts receivable, less allowance
for doubtful accounts of $126,868, respectively	4,079,093	4,481,247
Inventories, net	5,409,980	4,303,163
Prepaid expenses and other current assets	326,354	441,562
Deferred income tax-current	-	2,118,716
Total current assets	19,373,182	20,968,437

Property, plant and equipment, net of accumulated depreciation and
amortization of $6,259,868 and $5,672,287, respectively	2,488,751	2,056,600
Patents, net of accumulated amortization of $838,357 and $791,551, respectively	565,426	566,028
Goodwill	1,701,094	1,701,094
Intangible and other assets	218,340	388,377
Deferred income tax-long term	3,103,428	773,712
Total assets	$27,450,221	$26,454,248

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,512,523	$1,147,414
Accrued expenses and other current liabilities	1,320,158	1,532,094
Total current liabilities	2,832,681	2,679,508

Deferred income	26,972	20,395
Deferred lease liability	4,631	-
Total liabilities	2,864,284	2,699,903

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,927,634 and
7,869,095 shares issued and 7,788,785 and 7,744,113 shares
outstanding, respectively	79,276	78,691
Additional paid-in capital	31,560,384	30,531,129
Accumulated deficit	(5,954,371)	(5,909,215)
Treasury stock, at cost, 138,849 and 124,982 shares, respectively	(1,099,352)	(946,260)
Total stockholders' equity	24,585,937	23,754,345
Total liabilities and stockholders' equity	$27,450,221	$26,454,248

MISONIX, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Three Months Ended		Six Months Ended
	December 31		December 31
	2015	2014	2015	2014
Net sales	$6,039,355	$5,601,008	$11,290,340	$10,140,345

Cost of goods sold	1,944,101	1,767,175	3,713,666	3,353,280

Gross profit	4,095,254	3,833,833	7,576,674	6,787,065

Selling expenses	2,882,935	2,085,174	5,519,536	4,104,460
General and administrative expenses	1,841,760	1,534,784	3,663,112	2,780,862
Research and development expenses	347,949	324,301	741,324	761,892
Total operating expenses	5,072,644	3,944,259	9,923,972	7,647,214

Loss from operations	(977,390)	(110,426)	(2,347,298)	(860,149)

Total other income	1,012,974	1,040,113	1,995,142	2,182,410

Income (loss) from continuing operations before income taxes	35,584	929,687	(352,156)	1,322,261

Income tax (benefit)/expense	(139,000)	33,465	(307,000)	47,817

Net income (loss) from continuing operations	174,584	896,222	(45,156)	1,274,444

Net income from discontinued operations, net of tax	0	4,975	0	9,950
Net income (loss)	$174,584	$901,197	$(45,156)	$1,284,394

Net income (loss) per share from continuing operations-Basic	$0.02	$0.12	$(0.01)	$0.17
Net income per share from discontinued operations-Basic	0.00	0.00	0.00	0.00
Net income (loss) per share-Basic	$0.02	$0.12	$(0.01)	$0.17

Net income (loss) per share from continuing operations-Diluted	$0.02	$0.11	$(0.01)	$0.16
Net income per share from discontinued operations-Diluted	0.00	0.00	0.00	0.00
Net income (loss) per share-Diluted	$0.02	$0.11	$(0.01)	$0.16

Weighted average common shares-basic	7,780,778	7,567,442	7,764,644	7,464,194

Weighted average common shares-diluted	8,081,602	8,170,821	7,764,644	7,907,627